EXHIBIT 23




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of USF&G Corporation for the registration of 250,000 shares of its $10.25 Series B Cumulative Convertible Preferred Stock and to the incorporation by reference therein of our report dated February 22, 1993 with respect to the consolidated financial statements of USF&G Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1992, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.




                                               ERNST & YOUNG

Baltimore, Maryland
January 18, 1994